POWER AIR CORPORATION APPOINTS ELITE FINANCIAL COMMUNICATIONS GROUP AS INVESTOR AND MEDIA RELATIONS COUNSEL

LIVERMORE, Calif - (MARKET WIRE) - July 17, 2007 - Power Air Corporation (OTCBB:PWAC), a company pioneering advances in the development of proprietary zinc-air fuel cell technologies, today announced that it has engaged Elite Financial Communications Group, LLC, a fully integrated financial communications firm, to manage all aspects of its investor and media relations programs.

Working closely with Power Air's management team, Elite is tasked with developing a comprehensive communications platform that will most pro-actively leverage senior management's strategic vision and industry expertise, and provide meaningful insight into the Company's operational and financial performance, growth strategy and long term value proposition. In addition, Elite will assist in the development of customized, high-impact and fully integrated media communications programs designed to increase consumer, industry and investor awareness of the Company; its proprietary zinc-air fuel cell technologies; and its strategy for bringing to market consumer, commercial and industrial solutions for a broad range of clean, indoor power generation applications.

"With a vision to revolutionize clean power storage and availability worldwide and reduce the carbon footprint of many industries, Power Air is a company that is sure to distinguish itself in its industry and on Wall Street. Elite is honored to be working with Power Air and looks forward to playing a meaningful role in fostering broad awareness and market support for the Company's ambitious growth initiatives."

About Elite Financial Communications Group, LLC

Headquartered in Lake Mary, Florida, Elite Financial Communications Group combines diverse expertise, influence, talent and capabilities to achieve quantifiable results for both publicly traded and privately held companies. For more information on Elite, please visit www.efcg.net.

About Power Air Corporation

Headquartered in Livermore, California with offices and research facilities in Vancouver, Power Air Corporation is a clean energy company which holds exclusive worldwide licensing rights for the Zinc Air Fuel Cell (ZAFC). Power Air intends to be the first commercially viable fuel cell company, powering low cost, silent, zero emission fuel cell-based products developed with OEM partners for portable, stationary, light mobility and transportation markets. Power Air will initially leverage the Back-up, Emergency and Occasional-Use Generator markets. For more information, please visit www.poweraircorp.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Dodi Handy, CEO, or Daniel Conway, Chief Strategist
407-585-1080 or via email at PWAC@efcg.net